Main Street Capital Announces First Quarter 2012 Financial Results

First quarter 2012 Distributable Net Investment Income Per Share Increased 25% to $0.50 Per Share

HOUSTON, May 3, 2012 /PRNewswire/ -- Main Street Capital Corporation (NYSE: MAIN) ("Main Street") announced today its financial results for the first quarter ended March 31, 2012.

First quarter 2012 Highlights

  Total investment income of $20.6 million, representing a 54% increase from first quarter 2011
  Distributable net investment income of $13.4 million (or $0.50 per share), representing a 71% increase from first quarter 2011 (1) (2)
  Distributable net realized income of $21.6 million (or $0.80 per share), representing a 175% increase from first quarter 2011 (1) (2)
  Net Asset Value of $15.72 per share at March 31, 2012 compared to $15.19 per share at December 31, 2011
  Paid first quarter 2012 dividends of $0.405 per share, or $0.135 per share for each of January, February, and March 2012, representing an 8% increase compared to first quarter 2011 dividends
  Estimated spillover taxable income (cumulative taxable income in excess of cumulative dividends paid) at March 31, 2012 of $23.8 million, or $0.88 per share
  Completed $79.9 million in total portfolio investments, including investments in 14 new portfolio companies
  Partially exited portfolio company investment in Drilling Info, Inc., realizing a gain of $9.2 million, a total internal rate of return of 58.3% and 2.6 times money invested on exited investments
  Fully exited portfolio company investment in NTS Holdings, Inc., realizing a gain of $1.7 million, a total internal rate of return of 24.5% and 1.5 times money invested
  Acquired all of the remaining noncontrolling equity interests in the Small Business Investment Company ("SBIC") subsidiary Main Street Capital II, LP ("MSC II")

First quarter 2012 Operating Results

For the first quarter of 2012, total investment income was $20.6 million, a 54% increase over the $13.4 million of total investment income for the corresponding period of 2011. This comparable period increase was principally attributable to (i) a $6.9 million increase in interest income from higher average levels of both portfolio debt investments and interest–bearing marketable securities investments, (ii) a $0.2 million increase in fee income due to the increased size of the investment portfolio and (iii) a $0.1 million increase in dividend income from portfolio equity investments. The increase in investment income included (i) $1.8 million of non-recurring investment income associated with repayment and financing activities associated with two lower middle market ("LMM") portfolio investments and (ii) a $0.3 million increase in investment income associated with higher levels of accelerated prepayment activity for certain middle market portfolio debt investments and marketable securities investments.

The $0.6 million of share-based compensation expense recognized during the first quarter of 2012 related to non-cash amortization expense for restricted share grants. Cash operating expenses (total operating expenses excluding non-cash, share-based compensation expense) increased to $7.1 million in the first quarter of 2012 from $5.5 million in the corresponding period of 2011. This comparable period increase in operating expenses was principally attributable to (i) higher interest expense of $1.0 million as a result of the issuance of an additional $30 million in SBIC debentures during the first quarter of 2011 and $10 million in SBIC debentures subsequent to March 31, 2011, and increased borrowing activity under Main Street's credit facility (the "Credit Facility") and (ii) higher compensation and other operating expenses of $0.6 million related to the increase in investment income and portfolio investments compared to the corresponding period of 2011. The ratio of total operating expenses, excluding interest expense, as a percentage of average total assets for the three months ended March 31, 2012 was 2.0% on an annualized basis, compared to 2.5% on an annualized basis for the corresponding period of 2011 and 2.2% for the year ended December 31, 2011.

Distributable net investment income, which is net investment income before non-cash, share-based compensation expense, increased 71% to $13.4 million, or $0.50 per share, in the first quarter of 2012 compared with $7.8 million, or $0.40 per share, in the corresponding period of 2011.(1) (2) The increase in distributable net investment income was primarily due to the higher level of total investment income partially offset by higher interest and other operating expenses, due to the changes discussed above. Distributable net investment income on a per share basis for the first quarter of 2012 reflects (i) approximately $0.07 per share of investment income attributable to non-recurring investment income associated with two LMM portfolio investments, (ii) approximately $0.01 per share of investment income attributable to higher levels of accelerated prepayment activity for certain middle market portfolio debt investments and marketable securities investments and (iii) a greater number of average shares outstanding compared to the corresponding period in 2011 primarily due to the March 2011 and October 2011 follow-on stock offerings.

Distributable net realized income, which is net realized income before non-cash, share-based compensation expense, increased 175% to $21.6 million, or $0.80 per share, in the first quarter of 2012 compared with distributable net realized income of $7.8 million, or $0.40 per share, in the corresponding period of 2011.(1) (2) This increase was due to (i) the higher level of total distributable net investment income in the first quarter of 2012 and (ii) the higher level of total net realized gain from investments during the first quarter of 2012 compared to the corresponding period of 2011. The $8.1 million net realized gain from investments during the first quarter of 2012 was primarily attributable to (i) realized gains totaling $11.9 million recognized on the partial exit of equity investments in an LMM portfolio company, the full exit of equity investments in an LMM portfolio company and net realized gains related to middle market debt and marketable securities investments, partially offset by (ii) realized losses totaling $3.8 million on the full exit of equity investments in an LMM portfolio company and a loss on a debt investment related to the full exit of an LMM portfolio company.

The net increase in net assets resulting from operations attributable to common stock was $23.8 million, or $0.89 per share, in the first quarter of 2012, representing an increase of 130% compared with $10.3 million, or $0.54 per share, in the corresponding period of 2011.(2) The $4.7 million net change in unrealized appreciation during the first quarter of 2012 was principally attributable to (i) unrealized appreciation on 19 LMM portfolio investments totaling $9.6 million, partially offset by unrealized depreciation on 5 LMM portfolio investments totaling $1.7 million, (ii) $3.7 million of net unrealized appreciation on the middle market investment portfolio, (iii) accounting reversals of net unrealized appreciation related to the net realized gains recognized during the first quarter of 2012 totaling $7.1 million for portfolio investments and marketable securities investments, (iv) $0.3 million of net unrealized appreciation attributable to SBIC debentures held by MSC II, and (v) $0.1 million in unrealized depreciation attributable to Main Street's investment in the affiliated Investment Manager. The noncontrolling interest of $0.1 million recognized during the first quarter of 2012 reflects the pro rata portion of the net increase in net assets resulting from operations for MSC II attributable to the equity interests in MSC II that were not owned by Main Street. During the first quarter of 2012, Main Street acquired the remaining noncontrolling interests in MSC II and now owns 100% of MSC II. For the first quarter of 2012, Main Street also recognized a net income tax provision of $1.9 million principally related to deferred taxes on net unrealized appreciation of equity investments held in its taxable subsidiaries and an accrual for excise taxes on its estimated spillover taxable income in 2012.

Liquidity and Capital Resources

As of March 31, 2012, Main Street had approximately $89.0 million in cash and cash equivalents and $14.3 million in marketable securities and idle funds investments. Main Street also had $97.0 million of availability under the Credit Facility.

In the second quarter of 2012, Main Street expanded the total commitments under the Credit Facility from $235 million to $277.5 million. The $42.5 million increase in total commitments included increases by three lenders currently participating in the Credit Facility. The amended Credit Facility contains an upsized accordion feature that allows for a further increase in total commitments under the facility up to $350 million from new and existing lenders on the same terms and conditions as the existing commitments. The Credit Facility will mature in September 2014, although the Credit Facility contains two, one year extension options which could extend the maturity to September 2016. Borrowings under the Credit Facility bear interest on a per annum basis equal to the applicable LIBOR rate plus 2.5%. As of March 31, 2012, Main Street had $138.0 million in outstanding borrowings under the Credit Facility, bearing interest at an annual interest rate of 2.8%.

As of March 31, 2012, Main Street had $220 million of SBIC debenture leverage outstanding which bears a weighted average fixed interest rate of approximately 5.1%, paid semi-annually, and matures ten years from original issuance. The weighted average remaining duration for the existing SBIC leverage is approximately 6.4 years as of March 31, 2012.

Lower Middle Market ("LMM") Portfolio Information (all as of March 31, 2012)(3)

Main Street had debt and equity investments in 53 LMM companies collectively totaling approximately $388.1 million in fair value with a total cost basis of approximately $322.3 million. Approximately 77% of Main Street's LMM portfolio investments at cost were in the form of secured debt investments, and 98% of these debt investments were secured by first priority liens on the assets of portfolio companies. The weighted average annual effective yield on Main Street's LMM portfolio debt investments was 14.9%.(4)

Based on information provided by Main Street's LMM portfolio companies, which Main Street has not independently verified, the portfolio companies had a weighted average net senior debt (senior interest-bearing debt through Main Street's debt position less cash and cash equivalents) to EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) ratio of approximately 2.0 to 1.0 and a total EBITDA to senior interest expense ratio of approximately 3.9 to 1.0.(5) Including all debt that is junior in priority to Main Street's debt position, these ratios were approximately 2.4 to 1.0 and 3.6 to 1.0, respectively.(5)

Main Street had equity ownership in 92% of its LMM portfolio companies, and the average fully diluted equity ownership in those portfolio companies was approximately 33%. The fair value of Main Street's LMM portfolio company equity investments at March 31, 2012 was approximately 195% of the cost of such equity investments.

Based upon Main Street's internal investment rating system, with a rating of "1" being the highest and a rating of "5" being the lowest, the weighted average investment rating for Main Street's total LMM investment portfolio was 2.1 at March 31, 2012 compared to 2.2 at December 31, 2011.

Middle Market Portfolio Information (all as of March 31, 2012)(6)

Main Street had middle market portfolio investments in 62 companies collectively totaling approximately $251.0 million in fair value with a total cost basis of approximately $249.8 million. Middle market portfolio investments primarily include investments made through direct or secondary purchases of interest-bearing debt securities in companies that are generally larger in size than Main Street's LMM portfolio companies and are included in the "Non-Control/Non-Affiliate investments" section of Main Street's balance sheet. The weighted average revenues for the 62 middle market portfolio company investments was approximately $476 million. Main Street's middle market portfolio investments are primarily in the form of debt investments, and 86% of such debt investments at cost were secured by first priority liens on portfolio company assets. The weighted average annual effective yield on Main Street's middle market portfolio debt investments was approximately 9.2%.(4)

Portfolio Quality

As of March 31, 2012, Main Street had no investments with positive fair value on non-accrual status and two fully impaired investments which comprised approximately 0.9% of the investment portfolio at cost. Main Street's total portfolio investments at fair value were approximately 111% of the related cost basis as of March 31, 2012.

First Quarter Financial Results Conference Call / Webcast

Main Street has scheduled a conference call for Friday, May 4, 2012 at 10:00 a.m. Eastern Time to discuss the first quarter 2012 financial results.

You may access the conference call by dialing 480-629-9645 or 877-941-9205 and quote passcode 4532846 at least 10 minutes prior to the start time. The conference call can also be accessed via a simultaneous webcast by logging into the investor relations section of the Main Street web site at http://www.mainstcapital.com.

A telephonic replay of the conference call will be available through Friday, May 11, 2012 and may be accessed by dialing 303-590-3030 and using the passcode 4532846. An audio archive of the conference call will also be available on the investor relations section of the company's website at http://www.mainstcapital.com shortly after the call and will be accessible for approximately 90 days.

For a more detailed discussion of the financial and other information included in this press release, please refer to the Main Street Form 10-Q for the quarterly period ended March 31, 2012 to be filed with the Securities and Exchange Commission (www.sec.gov) and Main Street's First Quarter 2012 Investor Presentation to be posted on the investor relations section of the Main Street website at http://www.mainstcapital.com.

(1) Distributable net investment income and distributable net realized income are net investment income and net realized income, respectively, as determined in accordance with U.S. Generally Accepted Accounting Principles, or GAAP, excluding the impact of share-based compensation expense which is non-cash in nature. Main Street believes presenting distributable net investment income, distributable net realized income, and related per share measures is useful and appropriate supplemental disclosure for analyzing its financial performance since share-based compensation does not require settlement in cash. However, distributable net investment income and distributable net realized income are non-GAAP measures and should not be considered as a replacement for net investment income, net realized income, and other earnings measures presented in accordance with GAAP. Instead, distributable net investment income and distributable net realized income should be reviewed only in connection with such GAAP measures in analyzing Main Street's financial performance. A reconciliation of net investment income and net realized income in accordance with GAAP to distributable net investment income and distributable net realized income is detailed in the financial tables included with this press release.

(2) Per share amounts exclude the earnings that were attributable to the remaining noncontrolling equity interest in Main Street Capital II, LP prior to Main Street's acquisition of the remaining noncontrolling equity interests during the first quarter of 2012.

(3) All LMM portfolio information is calculated exclusive of Main Street's middle market portfolio investments, other portfolio investments, marketable securities and idle funds investments, and Main Street's investment in Main Street Capital Partners, LLC, the wholly owned Investment Manager. LMM portfolio company financial information has not been independently verified by Main Street.

(4) Weighted average annual effective yield includes amortization of deferred debt origination fees and accretion of original issue discount, but excludes any liquidation fees payable upon repayment and any debt investments on non-accrual status.

(5) Excludes one investment that is in the "rapid growth" phase of its business life cycle with high customer acquisition costs.

(6) All middle market portfolio information is calculated exclusive of Main Street's LMM portfolio investments, other portfolio investments, marketable securities and idle funds investments, and Main Street's investment in Main Street Capital Partners, LLC, the wholly owned Investment Manager. Middle market portfolio company financial information has not been independently verified by Main Street.

ABOUT MAIN STREET CAPITAL CORPORATION

Main Street (www.mainstcapital.com) is a principal investment firm that primarily provides long-term debt and equity capital to lower middle market companies and debt capital to middle market companies. Main Street's portfolio investments are typically made to support management buyouts, recapitalizations, growth financings, refinancings and acquisitions of companies that operate in diverse industry sectors. Main Street seeks to partner with entrepreneurs, business owners and management teams and generally provides "one stop" financing alternatives within its lower middle market portfolio. Main Street's lower middle market companies generally have annual revenues between $10 million and $150 million. Main Street's middle market debt investments are in middle market businesses that are generally larger in size than its lower middle market portfolio companies.

FORWARD–LOOKING STATEMENTS

Main Street cautions that statements in this press release which are forward–looking and provide other than historical information involve risks and uncertainties that may impact its future results of operations. The forward–looking statements in this press release are based on current conditions and include statements regarding Main Street's goals, beliefs, strategies and future operating results and cash flows. Although its management believes that the expectations reflected in those forward–looking statements are reasonable, Main Street can give no assurance that those expectations will prove to have been correct. Those statements are made based on various underlying assumptions and are subject to numerous uncertainties and risks, including, without limitation: Main Street's continued effectiveness in raising, investing and managing capital; adverse changes in the economy generally or in the industries in which its portfolio companies operate; changes in laws and regulations that may adversely impact its operations or the operations of one or more of its portfolio companies; the operating and financial performance of its portfolio companies; retention of key investment personnel; competitive factors; and such other factors described under the captions "Cautionary Statement Concerning Forward Looking Statements" and "Risk Factors" included in our filings with the Securities and Exchange Commission (www.sec.gov). Main Street undertakes no obligation to update the information contained herein to reflect subsequently occurring events or circumstances, except as required by applicable securities laws and regulations.

MAIN STREET CAPITAL CORPORATION
Consolidated Statements of Operations
(in thousands, except shares and per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2012	2011

INVESTMENT INCOME:
Interest, fee and dividend income:
Control investments	$ 5,767	$ 5,650
Affiliate investments	5,673	2,146
Non-Control/Non-Affiliate investments	8,147	5,526
Total interest, fee and dividend income	19,587	13,322
Interest from marketable securities, idle funds and other	972	52
Total investment income	20,559	13,374
EXPENSES:
Interest	(3,864)	(2,902)
General and administrative	(608)	(507)
Expenses reimbursed to affiliated Investment Manager	(2,657)	(2,130)
Share-based compensation	(581)	(443)
Total expenses	(7,710)	(5,982)
NET INVESTMENT INCOME	12,849	7,392

NET REALIZED GAIN FROM INVESTMENTS:
Control investments	(1,965)	-
Affiliate investments	9,232	-
Non-Control/Non-Affiliate investments	163	-
Marketable securities and idle funds investments	708	-
Total net realized gain from investments	8,138	-
NET REALIZED INCOME	20,987	7,392

NET CHANGE IN UNREALIZED
APPRECIATION (DEPRECIATION):
Portfolio investments	4,507	4,018
Marketable securities and idle funds investments	(29)	115
SBIC debentures	301	39
Investment in affiliated Investment Manager	(51)	(41)
Total net change in unrealized appreciation	4,728	4,131

Income tax provision	(1,876)	(1,200)
NET INCREASE IN NET ASSETS
RESULTING FROM OPERATIONS	23,839	10,323
Noncontrolling interest	(54)	-
NET INCREASE IN NET ASSETS
RESULTING FROM OPERATIONS
ATTRIBUTABLE TO COMMON STOCK	$ 23,785	$ 10,323

NET INVESTMENT INCOME PER SHARE -
BASIC AND DILUTED	$ 0.48	$ 0.38
NET REALIZED INCOME PER SHARE -
BASIC AND DILUTED	$ 0.78	$ 0.38
NET INCREASE IN NET ASSETS RESULTING FROM
OPERATIONS ATTRIBUTABLE TO COMMON
STOCK PER SHARE - BASIC AND DILUTED	$ 0.89	$ 0.54
DIVIDENDS PAID PER SHARE	$ 0.41	$ 0.38
WEIGHTED AVERAGE SHARES OUTSTANDING -
BASIC AND DILUTED	26,871,084	19,217,690

MAIN STREET CAPITAL CORPORATION
Consolidated Balance Sheets
(in thousands, except shares and per share amounts)

	March 31, 2012	December 31, 2011
	(Unaudited)
ASSETS

Portfolio investments at fair value:
Control investments (cost: $180,625 and $206,787 as of
March 31, 2012 and December 31, 2011, respectively)	$ 220,048	$ 238,924
Affiliate investments (cost: $102,868 and $110,157 as of
March 31, 2012 and December 31, 2011, respectively)	130,715	146,405
Non-Control/Non-Affiliate investments (cost: $313,646 and
$275,061 as of March 31, 2012 and December 31, 2011, respectively)	313,334	270,895
Investment in affiliated Investment Manager (cost: $2,668 and $4,284 as of
March 31, 2012 and December 31, 2011, respectively)	202	1,869

Total portfolio investments (cost: $599,807 and $596,289 as of
March 31, 2012 and December 31, 2011, respectively)	664,299	658,093
Marketable securities and idle funds investments (cost: $14,066 and $25,935
as of March 31, 2012 and December 31, 2011, respectively)	14,345	26,242

Total investments (cost: $613,873 and $622,224 as of
March 31, 2012 and December 31, 2011, respectively)	678,644	684,335

Cash and cash equivalents	88,955	42,650
Interest receivable and other assets	7,899	6,539
Deferred financing costs (net of accumulated amortization of $2,395 and $2,167 as of
March 31, 2012 and December 31, 2011, respectively)	3,945	4,168

Total assets	$ 779,443	$ 737,692

LIABILITIES

SBIC debentures (par: $220,000 as of March 31, 2012 and
December 31,2011; par of $95,000 is recorded at a fair value of
$76,586 and $76,887 as of March 31, 2012 and December 31, 2011, respectively)	$ 201,586	$ 201,887
Credit facility	138,000	107,000
Interest payable	1,326	3,984
Dividend payable	3,789	2,856
Deferred tax liability, net	4,825	3,776
Payable to affiliated Investment Manager	1,520	4,831
Accounts payable and other liabilities	2,861	2,170

Total liabilities	353,907	326,504
Commitments and contingencies

NET ASSETS

Common stock, $0.01 par value per share (150,000,000 shares authorized;
27,061,484 and 26,714,384 issued and outstanding
as of March 31, 2012 and December 31, 2011, respectively)	270	267
Additional paid-in capital	367,242	360,164
Accumulated net investment income, net of cumulative dividends of $87,348 and $79,414
as of March 31, 2012 and December 31, 2011, respectively	17,446	12,531
Accumulated net realized gain from investments, net of cumulative dividends of $16,911
and $13,804 as of March 31, 2012 and December 31, 2011, respectively	(15,414)	(20,445)
Net unrealized appreciation, net of income taxes	55,992	53,194

Total Net Asset Value	425,536	405,711

Noncontrolling interest	-	5,477

Total net assets including noncontrolling interests	425,536	411,188

Total liabilities and net assets	$ 779,443	$ 737,692

NET ASSET VALUE PER SHARE	$ 15.72	$ 15.19

MAIN STREET CAPITAL CORPORATION
Reconciliation of Distributable Net Investment Income and Distributable Net Realized Income
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2012	2011
Net investment income	$ 12,849	$ 7,392
Share-based compensation expense	581	443
Distributable net investment income (1)	13,430	7,835
Net realized gain from investments	8,138	-
Distributable net realized income (1)	$ 21,568	$ 7,835

Per share amounts:
Distributable net investment income per share -
Basic and diluted (1) (2)	$ 0.50	$ 0.40
Distributable net realized income per share -
Basic and diluted (1) (2)	$ 0.80	$ 0.40